UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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TUMBLEWEED COMMUNICATIONS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tumbleweed Communications Corp.

700 Saginaw Drive

Redwood City, California 94063

www.tumbleweed.com

To our Stockholders:

I am pleased to invite you to attend the 2007 Annual Meeting of Stockholders of Tumbleweed Communications Corp. to be held on June 12, 2007 at 10:00 a.m. Pacific Daylight Time at our corporate headquarters located at 700 Saginaw Drive, Redwood City, California 94063.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of the voting options.

Thank you for your ongoing support of and continued interest in Tumbleweed Communications Corp.

Sincerely,

James P. Scullion

Chairman of the Board of Directors

and Chief Executive Officer

Redwood City, California

April 30, 2007

Tumbleweed Communications Corp.

700 Saginaw Drive

Redwood City, California 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2007

TIME:	10:00 a.m. Pacific Daylight Time

PLACE:	700 Saginaw Drive, Redwood City, California 94063

ITEMS OF BUSINESS:	• To elect three Class II directors for three-year terms.

• To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

• To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

RECORD DATE:	Stockholders of record of Tumbleweed Communications Corp. at the close of business on April 9, 2007 are entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the section entitled “Questions and Answers about the Annual Meeting” beginning on page 1 of this Proxy Statement and the instructions on the proxy card.

By Order of the Board of Directors,
Bernard J. Cassidy Secretary

Redwood City, California

April 30, 2007

This proxy statement and the accompanying proxy are being mailed on or about April 30, 2007 in connection with the solicitation of proxies on behalf of the Board of Directors of Tumbleweed Communications Corp. All stockholders are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the Annual Meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your shares can be voted at the Annual Meeting in accordance with your instructions. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please refer to the enclosed proxy card for instructions.

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TUMBLEWEED COMMUNICATIONS CORP.

700 SAGINAW DRIVE, REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT

This Proxy Statement contains information relating to the Annual Meeting of Stockholders of Tumbleweed Communications Corp., a Delaware corporation (“Tumbleweed,” “us,” “we,” “our” or the “Company”), to be held on June 12, 2007, beginning at 10:00 a.m. Pacific Daylight Time, at our corporate headquarters located at 700 Saginaw Drive, Redwood City, California 94063, and at any adjournment of the Annual Meeting. The Proxy Statement and accompanying proxy card are first being mailed on or about April 30, 2007 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

•	the election of three Class II directors for three-year terms, and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

In addition, our management will report on our performance during the fiscal year ended December 31, 2006 and respond to questions from stockholders.

What shares can I vote?

All shares of our common stock owned by you as of the close of business on the record date, April 9, 2007, may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing them how to vote your shares.

How can I vote my shares in person at the Annual Meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING. SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may direct your vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee. You can do this by mail or, in most instances, electronically over the Internet or by telephone. Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee.

BY INTERNET—If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

BY TELEPHONE—If you live in the United States or Canada, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

BY MAIL—You may do this by completing, signing, dating and returning your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, if you are a stockholder of record you may change your vote at any time prior to the close of voting at the Annual Meeting by filing a notice of revocation or by submitting a duly executed proxy bearing a later date with our Secretary at 700 Saginaw Drive, Redwood City, California 94063, by voting by telephone or Internet on a later date or by attending the meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote as of April 9, 2007, the record date, will constitute a quorum, permitting the Annual Meeting to conduct business. At the close of business on the record date, 51,084,702 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of a quorum.

What are the Board of Directors’ recommendations?

Unless you give other instructions either via your proxy card or your electronic vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	“FOR” the election of each of our nominees to the Board of Directors; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the number of directors to be elected) will be elected. Abstentions will not affect the outcome of the vote on the election of directors. The ratification of the appointment of our registered public accounting firm will require the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the Annual Meeting. In determining whether this proposal received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Who will bear the cost of this solicitation?

The enclosed proxy is solicited on behalf of our Board of Directors, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Broadridge Financial Solutions, Inc. a fee of approximately $35,000 including expenses for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

May I propose actions for consideration at next year’s Annual Meeting of Stockholders?

For a stockholder’s proposal to be included in our Proxy Statement for the 2008 Annual Meeting of Stockholders, the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Secretary at 700 Saginaw Drive, Redwood City, California 94063 not later than January 1, 2008. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our Bylaws require that such proposals must be submitted to our Secretary not later than April 13, 2008 and not earlier than March 14, 2008, unless the Annual Meeting is called for a date earlier than May 13, 2008 or later than July 12, 2008, in which case such proposal must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Who are the members of the Board of Directors and are they independent?

The continuing members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Nominating Committee	Compensation Committee
Dr. Taher A. Elgamal
Christopher H. Greendale	*		**
James A. Heisch	**		*
Kenneth R. Klein
Standish H. O’Grady	*	*
Dr. Deborah D. Rieman		**	*
James P. Scullion
Jeffrey C. Smith

*	Committee member
**	Committee chairperson

Our Board of Directors has determined that each of Messrs Greendale, Heisch, Klein, O’Grady and Dr. Rieman meet the independence requirements of the Nasdaq Marketplace rules and listing standards.

How often did the Board of Directors meet during the fiscal year ended December 31, 2006?

During the fiscal year ended December 31, 2006, our Board of Directors held nine meetings. Each Board member attended 75% or more of the aggregate of the meetings of our Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively, in the fiscal year ended December 31, 2006.

James P. Scullion attended the 2006 Annual Meeting of Stockholders. We do not have a policy on director attendance at our Annual Meetings of Stockholders.

How do stockholders communicate with the Board of Directors?

Our Board of Directors has established a process to receive communications from stockholders. Stockholders may contact our Board of Directors or individual directors by mail or electronically. Correspondence should be addressed to the Board or individual director(s) by either name or title, and mailed care of Secretary, Tumbleweed Communications Corp., 700 Saginaw Drive, Redwood City, California 94063. To communicate with our Board of Directors electronically, stockholders should send an email message to directors@tumbleweed.com.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Does the Company have a Code of Ethics?

Yes. We have adopted a code of conduct for all of our employees and directors, including our Chief Executive Officer, Chief Financial Officer, other executive officers, and senior financial personnel. A copy of our code of conduct is available on our web site at www.tumbleweed.com under the caption “Corporate Governance” on the Investor Relations page. We intend to post on our web site any material changes to, or waiver from our code of business conduct, if any, within four business days of such event. Information available on our web site is not being incorporated into this Proxy Statement.

What are the standing committees of the Board of Directors?

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee.

Audit Committee

Our Audit Committee reviews our internal accounting procedures and considers and reports to our Board of Directors with respect to other auditing and accounting matters, including the selection of our independent registered public accounting firm, the scope of annual audits, fees to be paid to our independent registered public accounting firm and the performance of our independent registered public accounting firm. Our Audit Committee operates under a formal written charter available on our website at www.tumbleweed.com under the caption “Corporate Governance” on the Investor Relations page. The current members of the Audit Committee are James A. Heisch (Chairman), Christopher H. Greendale, and Standish H. O’Grady, each of whom is an independent director under the SEC rules and regulations and Nasdaq Marketplace rules and listing standards.

During the fiscal year ended December 31, 2005, our Audit Committee consisted of James P. Scullion (Chairman) Christopher H. Greendale, and Standish H. O’Grady. In conjunction with the appointment of Mr. Scullion as our Chairman of the Board of Directors on January 9, 2006 and Chief Executive Officer on January 17, 2006, Mr. Scullion resigned from our Audit Committee and Dr. Deborah D. Rieman was appointed to our Audit Committee, and Mr. O’Grady was appointed as Audit Committee Chairman. Following the appointment of James A. Heisch to our Board of Directors, effective June 30, 2006, Mr. Heisch was appointed as Chairman of our Audit Committee and Dr. Rieman resigned from our Audit Committee. Our Audit Committee held five meetings during the fiscal year ended December 31, 2006.

Our Board of Directors has determined that Mr. Heisch, the Chairman of our Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC rules and regulations by virtue of his education and experience.

Compensation Committee

Our Compensation Committee reviews and recommends to our Board of Directors certain base salaries, cash bonuses, equity awards such as stock options, and benefits for employees, consultants, directors and other individuals compensated by us. The current members of our Compensation Committee are Christopher H. Greendale (Chairman), James A. Heisch, and Dr. Deborah D. Rieman, each of whom is an independent director, as determined by our Board of Directors, within the meaning of the Nasdaq Marketplace Rules and listing standards and regulations issued by the Internal Revenue Service and the Securities and Exchange Commission. Our Board of Directors has adopted a Compensation Committee Charter, which is available on our website at www.tumbleweed.com by first clicking on “Company” then “Investors” and then “Corporate Governance.” The charter is also available in print to any stockholder who requests it.

Our Compensation Committee held three meetings during the fiscal year ended December 31, 2006. Our Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•

establish the base salary, incentive compensation and any other compensation for our Chief Executive Officer and review and approve our Chief Executive Officer’s recommendations for the compensation of certain Named Executive Officers reporting to him;

•	monitor our management incentive and stock based compensation plans and discharge the duties imposed on our Compensation Committee by the terms of those plans; and

•	perform other functions or duties deemed appropriate by our Board of Directors.

Our Compensation Committee did not engage any outside consulting firms to assist it in delivering upon above responsibilities.

The agenda for meetings of our Compensation Committee is determined by our Compensation Committee Chairman with the assistance of our Secretary and our Compensation Manager. Compensation Committee meetings are attended from time to time by our Chief Executive Officer and Chairman of the Board of Directors. Our Compensation Committee’s Chairman reports the committee’s recommendations to our Board of Directors.

Our Senior Director of Human Resources and Training and our Compensation Manager support our Compensation Committee in its duties and, along with our Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding our compensation programs. Our Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the fiscal year ended December 31, 2006 were Kenneth R. Klein (Chairman), Christopher H. Greendale, and Dr. Deborah D. Rieman. None of the members of our Compensation Committee during the fiscal year ended December 31, 2006 (1) was an officer or employee of ours or any of our subsidiaries, (2) was formerly an officer or an employee of ours or any of our subsidiaries or (3) had any relationship requiring disclosure by us under the rules of the Security and Exchange Commission (“SEC”) requiring disclosure of related party transactions.

Nominating Committee

The functions of our Nominating Committee include the following: identifying and recommending to our Board of Directors individuals qualified to serve as directors of ours and on committees of our Board of Directors, and to advise our Board of Directors with respect to its and its committee’s composition and procedures. A copy of the charter is available on our website at www.tumbleweed.com under the caption “Corporate Governance” on the Investor Relations page.

The members of our Nominating Committee are Dr. Deborah D. Rieman (Chairman), and Standish H. O’Grady, each of whom is an independent director under the Nasdaq Marketplace Rules listing standards. Our Nominating Committee held one meeting during the fiscal year ended December 31, 2006.

Our Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, our Nominating Committee will take into consideration the needs of our Board of Directors and the qualifications of the candidate. Our Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by our Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information: the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate’s resume, or a listing of his or her qualifications to be a director of ours and the person’s consent to be named as a director if selected by our Nominating Committee and nominated by our Board of Directors.

The stockholder recommendations and information described above must be sent to our Secretary at 700 Saginaw Drive, Redwood City, California. For a stockholder nominee to be included in our Proxy Statement for 2008 Annual Meeting of Stockholders, such notice must be received by our Secretary in accordance with the procedures set out under the heading “May I propose actions for consideration at next year’s Annual Meeting of Stockholders?” on page 3 of this Proxy Statement.

Our Nominating Committee believes that the minimum qualifications for serving as a director of ours are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board of Directors oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, our Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and Tumbleweed. Our Nominating Committee also seeks to have our Board of Directors represent a diversity of backgrounds, experience, gender and race.

Our Nominating Committee identifies potential nominees by asking our current directors and others to notify the Nominating Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on our Board of Directors. Our Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, our Nominating Committee will also consider candidates recommended by our stockholders.

Once a person has been identified by our Nominating Committee as a potential candidate, our Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating Committee determines that the candidate warrants further consideration, our Nominating Committee Chairman or another member of our Nominating Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on our Board of Directors, our Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, particularly in comparison to any other candidates that our Nominating Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. Our Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although our Nominating Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation currently authorizes no fewer than one and no more than ten directors. Our Board of Directors is currently comprised of eight directors. Our Certificate of Incorporation divides our Board of Directors into three classes—Class I, Class II and Class III—with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each Annual Meeting to serve a three-year term and until their successors are duly elected and qualified. The Class II directors will stand for reelection or election at the Annual Meeting. The Class III directors will stand for reelection or election at the 2008 Annual Meeting and the Class I directors will stand for reelection or election at the 2009 Annual Meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holders may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class II directors at the Annual Meeting and of the continuing Class I and Class III directors, and certain information about them as of April 13, 2006, are set forth below:

Name	Age	Principal Occupation/Position Held With Us
Incumbent Class I directors:
Jeffrey C. Smith	40	Founder and Director
Kenneth R. Klein	47	Chief Executive Officer, Wind River Systems, Inc.

Nominees for Class II directors:
Dr. Taher A. Elgamal	51	Director and Chief Technology Officer
Dr. Deborah D. Rieman	57	Private Investment Fund Manager
James P. Scullion	51	Chairman of the Board of Directors and Chief Executive Officer

Incumbent Class III directors:
Christopher H. Greendale	55	General Partner, Kodiak Venture Partners
Standish H. O’Grady	46	Senior Managing Director, Granite Ventures, LLC
James A. Heisch	63	Independent Consultant

Jeffrey C. Smith founded Tumbleweed in June 1993, served as our Chairman of the Board of Directors, President, and Chief Executive Officer from June 1993 through March 2001, as our Chairman of the Board of Directors and Chief Executive Officer from March 2001 through June 2005, and has been a Director of Tumbleweed since July 2005. Previously, Mr. Smith held various senior positions in research and development with the following firms: Frame Technology from January 1991 to June 1993; Aion Corp. from January 1990 to January 1991; Hewlett Packard from June 1988 to June 1989; and IBM Scientific Research Center in Palo Alto from June 1987 to June 1988. Mr. Smith served as a lecturer in Software Engineering at Stanford University in 1988 and 1989. Mr. Smith holds a B.S. in Computer Science from Stanford University.

Kenneth R. Klein has served on our Board of Directors since February 2000. Mr. Klein has been President, Chief Executive Officer and Chairman of the Board of Directors of Wind River Systems, Inc. since January 2004. Previously, Mr. Klein was employed by Mercury Interactive and held the positions of Chief Operating Officer from January 2000 to December 2003, President, North American Operations from July 1998 to January 2000, Vice President of North American Sales from April 1995 to July 1998, and Western Area Sales Director from March 1990 to May 1992. Prior to that Mr. Klein served in a variety of engineering and sales management roles in the software industry. Mr. Klein holds a B.S. in Electrical Engineering and Biomedical Engineering from the University of Southern California.

James A. Heisch has served on our Board of Directors since June 2006. Since 2002, Mr. Heisch has been an independent consultant. In 1999, Mr. Heisch joined Worldtalk Corporation as Chief Financial Officer and later was promoted to President. We acquired Worldtalk in 2000, and subsequently Mr. Heisch served as our interim

Chief Financial Officer during 2001. From 1994 to 1998, Mr. Heisch served with medical device company VitaMed, Inc., initially as Chief Financial Officer, and then as President and Chief Executive Officer. Additionally, Mr. Heisch has 17 years of experience with Arthur Young & Company where he was an audit partner from 1977 to 1982. Mr. Heisch holds a B.S. in Accounting from San Jose State University and M.B.A. from the Leavy School of Business at the University of Santa Clara.

Dr. Deborah D. Rieman has served on our Board of Directors since March 2001. Since 1999, Dr. Rieman has managed a private investment fund. From 1995 to 1999, Dr. Rieman served as President and Chief Executive Officer of CheckPoint Software Technologies, Inc. Prior to joining CheckPoint, Dr. Rieman held various executive and marketing positions with Adobe Systems, Inc., Sun Microsystems, Inc. and Xerox Corporation. She also serves as a director of Keynote Systems, Inc., Kintera, Inc. and Corning, Inc. Dr. Rieman holds a B.A. in Mathematics from Sarah Lawrence College and a Ph.D. in Mathematics from Columbia University.

Dr. Taher A. Elgamal, Director and Chief Technology Officer, is responsible for our technical direction, engineering, professional services, hardware operations, and for driving innovative research and development initiatives for us. Dr. Elgamal has served on our Board of Directors since July 2003. Prior to joining Tumbleweed in October 2006, Dr. Elgamal served as Chairman and Chief Executive Officer of Ektasis, Inc. from April 2005 to September 2006. Prior to joining Ektasis, Inc., Dr. Elgamal was a founder and Chairman and Chief Technology Officer of Securify, Inc. from June 1998 to March 2005. Prior to founding Securify, Inc., Dr. Elgamal served as the Chief Scientist at Netscape, Inc. from April 1995 to June 1998. Dr. Elgamal has also served on the Board of Directors of Phoenix Technology, RSA Security, and Valicert, Inc. Dr. Elgamal holds B.S. in Electrical Engineering from Cairo University and a Ph.D. and M.S. in Computer Science from Stanford University.

James P. Scullion, Chairman of the Board of Directors and Chief Executive Officer, is responsible for our vision and strategy, and for overseeing all aspects of our operations. Before being appointed as Chairman and Chief Executive Officer of Tumbleweed in January 2006, Mr. Scullion served as President and Chief Executive Officer of ComnetiX, Inc. from January 2004 to January 2006. Prior to ComnetiX, Mr. Scullion was a strategic consultant to various companies from July 2002 to December 2003. Prior to becoming a consultant, Mr. Scullion held several leadership positions at Identix, Inc., where he served as President and Chief Operating Officer from April 1999 to June 2002, Executive Vice President from 1996 to April 1999, and Chief Financial Officer from 1990 to April 2001. Mr. Scullion has served on our Board of Directors since April 2003 and was Chairman of our Audit Committee from April 2003 to January 2006. Mr. Scullion also was a member of the Board of Directors of ComnetiX, Inc., a position he held from January 2004 to February 2007, and a member of the Board of Directors of Identix from 1998 to June 2002. Mr. Scullion holds a B.S. in Business Administration/Accounting from San Jose State University.

Christopher H. Greendale has served on our Board of Directors since August 2001. From May 2004 to present Mr. Greendale has been a General Partner with Kodiak Venture Partners and from May 2002 to May 2004, Mr. Greendale was a venture partner with Kodiak Venture Partners. From March of 2002 to March 2003, Mr. Greendale was a Venture Partner of GrandBanks Capital. From September 2000 to March 2002, Mr. Greendale was engaged in independent venture capital investing. From January 1998 until September 2000, he was a Managing Director with Internet Capital Group. In addition, he currently serves on the board of directors of a number of early stage systems integration and software companies. From 1991 to 1997 Mr. Greendale served as Executive Vice President, Marketing for Cambridge Technology Partners Massachusetts Inc., which he also co-founded. Mr. Greendale holds a B.A. in Mathematics and an M.B.A. from Southern Illinois University.

Standish H. O’Grady has served on our Board of Directors since August 1997. Mr. O’Grady is a founder and Managing Director of Granite Ventures LLC. He previously served in various positions with Hambrecht & Quist Group’s venture capital practice since 1986. Mr. O’Grady is currently a director of Wind River Systems, Inc., Five Across, Inc., and StepUp Commerce, Inc. Mr. O’Grady also serves on the compensation and nominating committees at WindRiver Systems, Inc. Mr. O’Grady holds a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Information with respect to our Audit Committee is set forth above under the heading “What are the standing committees of the Board of Directors—Audit Committee” in this Proxy Statement.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the number of directors to be elected) will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Abstentions will not affect the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected and our Board of Directors has ratified the selection of KPMG LLP to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP served as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and our Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee and our Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Vote Required

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

Our executive compensation policy has the following objectives:

•	to attract, retain and reward executive officers who contribute to our success;

•	to align the financial interests of our executive officers with our performance;

•	to strengthen the relationship between executive pay and stockholder value;

•	to motivate executive officers to achieve our business objectives; and

•	to reward individual performance.

Components of Compensation

Our executive compensation package consists of three components: base salary, variable non-equity incentive plan awards (cash bonuses), equity awards such as stock options, and severance benefits. We also provide executives with benefits generally available to our employees, such as healthcare and disability insurance and reasonable perquisites as necessary. We choose the elements that comprise the overall compensation for the Named Executive Officers so that we can offer compensation packages that are competitive enough to allow us to attract and retain the talent we need to pursue our strategic goals. During the fiscal year ended December 31, 2006, Tumbleweed participated in Radford Aon Consulting, Inc.’s market surveys, which were used to assist our Compensation Committee and our management in analyzing our compensation strategy in that year. The surveys analyzed a comparison group that consisted of 127 companies (the “Comparison Group”). Although the Comparison Group is comprised primarily of software companies, companies outside of the software field are also included. From the surveys and from executive recruiting firms, we obtained benchmark compensation levels for executive positions in comparable companies. We target base, bonus, equity, and total compensation within 15 percent of the 50th percentile level of the Comparison Group, which we believe is competitive. The significant elements of our executive compensation policy are described below.

Base Salaries

The first component of our executive compensation package is base salary. Each executive officer receives a base salary based on competitive compensation information, his or her responsibilities and position, and individual performance. Tumbleweed pays base salaries that are designed to be competitive with the Comparison Group and that reflect our needs, the executive’s position with us, experience, specific competencies, comparable salaries of our other executives, our overall budget for merit increases, and the executive’s contributions to our performance.

In determining the base salaries of Named Executive Officers, we target the base salary range for Named Executive Officers at a level that is competitive with the Comparison Group, with base salaries above that level available to exceptional performers and key contributors to our success. Annual base salary adjustments may be awarded based on individual performance, assumption of new responsibilities, competitive data from the Comparison Group, employee retention efforts, and our overall annual salary budget guidelines, with due regard to the industry experience of each executive, and current market conditions. The base salaries of our existing executive officers increased by a range of 0% to approximately 8% during the fiscal year ended December 31, 2006.

Variable Cash Bonuses

The second component of our executive compensation package is non-equity incentive plan awards, or cash bonuses. Generally, our Board of Directors, together with our management, establish objectives at the beginning of the year, and the amount of the awards is based upon achievement of those objectives, measured quarterly. The objectives are generally weighted so that fifty percent of the target amount is based on our financial performance and fifty percent is based on the achievement of specific objectives related to each executive officer’s area of responsibility. With respect to the fifty percent amount allotted to the company’s financial performance, payment is made on a binary basis, i.e., if the company’s pre-established financial performance objectives have been met in full, the fifty percent amount is paid, but if those objectives have not been met in full, the fifty percent amount is not paid. To the extent an executive officer is responsible for a revenue-generating functional unit, however, more emphasis may be placed on such unit’s financial results.

The objectives for the fiscal year ending December 31, 2007, both with respect to our financial performance and with respect to each executive officer’s area of responsibility, are embedded in our confidential strategic and operating plan which was approved by our Board of Directors during October 2006.

The specific objectives related to each executive officer’s area of responsibility contain multiple measures that are tied directly to the realization of our overall strategy and the goals and initiatives for each executive officer’s areas of responsibility as set forth in our confidential strategic and operating plan. Achievement of the target performance for all measures would result in a full payout of the portion of the bonus dependent on executive-specific objectives.

Each quarter, our Chief Executive Officer reviews each executive officer’s achievements of his or her specific objectives, and our Compensation Committee reviews our Chief Executive Officer’s achievements against his or her specific objectives. The specific objective portion of each bonus is calculated by multiplying the aggregate percentage of personal goals achieved by fifty percent of the executive’s target bonus payout amount. If the company’s pre-established financial performance objectives have been met in full, then an additional fifty percent amount is paid to the eligible executive, but if those objectives have not been met in full, such additional fifty percent amount is not paid. A discretionary cash bonus is also available for awarding exceptional performance.

The following Named Executive Officers received cash bonuses during the fiscal year ended December 31, 2006: James P. Scullion, Timothy G. Conley, Daniel G. Greenberg, Dr. Taher A. Elgamal, James J. Flatley, Denis M. Brotzel, and James W. Guthrie.

The bonus calculations and payouts for each Named Executive Officer during the fiscal year ended December 31, 2006 are set forth in the table below.

Name	Annual Base Salary ($)	Annual Target Bonus Amount as a % of salary	Target Bonus Amount ($)	Achievement of executive- specific objectives %	Target Bonus Amount adjusted by achievement of executive- specific objectives ($)	Achievement of Tumbleweed financial objectives %	Target Bonus Amount adjusted by achievement of Tumbleweed financial objectives ($)	Discretionary/ One-time Bonus ($)	Total Bonus Payout ($)
	(a)	(b)	(c)=(a)*(b)	(d)	(e)= 1/2(c)*(d)	(f)	(g)= 1/2(c)*(f)	(h)	(i)=(e)+(g) +(h)
James P. Scullion(1)	350,000	50	175,000	100	87,500	100	87,500	21,875	196,875
Timothy G. Conley	220,000	50	110,000	88	48,401	100	55,000	—	102,300
Daniel G. Greenberg(2)	250,000	50	93,750	95	44,412	100	46,875	—	91,287
Dr. Taher A. Elgamal(3)	300,000	50	37,500	100	18,750	100	18,750	—	37,500
James J. Flatley(4)	300,000	n/a	n/a	n/a	n/a	n/a	n/a	200,000	200,000
Denis M. Brotzel(5)	180,000	95	170,000	n/a	n/a	n/a	101,614	—	101,614
James W. Guthrie(6)	250,000	50	93,750	86	40,157	100	46,875	—	87,032

(1)	Mr. Scullion was granted a discretionary cash bonus in the amount of $21,875 by our Board of Directors based on his performance.

(2)	Mr. Greenberg was appointed Chief Marketing Officer effective April 2, 2006 and Mr. Greenberg’s target bonus for the fiscal year ended December 31, 2006 is 3/4 of his annual target bonus.

(3)	Dr. Elgamal was appointed Chief Technology Officer effective October 1, 2006 and Dr. Elgamal’s target bonus for the fiscal year ended December 31, 2006 is 1/4 of his annual target bonus.

(4)	Mr. Flatley was appointed Executive Vice President of Worldwide Sales effective July 25, 2006 and served in this capacity until his resignation, December 31, 2006. Mr. Flatley received a one-time bonus of $200,000 on his start date on July 25, 2006, in lieu of his variable cash bonus compensation component for the fiscal year ended December 31, 2006.

(5)	Mr. Brotzel was appointed Senior Vice President of Worldwide Sales effective May 5, 2004 and served in this capacity until his resignation, August 28, 2006. In connection with his resignation, Mr. Brotzel received a severance payment of $125,000. Mr. Brotzel’s separation agreement superseded his employment agreement and as a result the cash bonus payout amount was adjusted as disclosed in the table above.

(6)

Mr. Guthrie served as Executive Vice President of Products from September 11, 2005 until termination of his employment on October 13, 2006 and Mr. Guthrie’s target bonus for the fiscal year ended December 31, 2006 is  3/4 of his annual target bonus.

Equity Compensation

The third component of our executive compensation package is the award of equity, in the form of either stock options or restricted stock. We believe equity awards are critical as an incentive tool designed to more closely align the interests of our Named Executive Officers with the long-term interests of our stockholders. Initial equity grants for newly-hired Named Executive Officers are reviewed and approved by our entire Board of Directors of our Compensation Committee based on the recommendations of management with reference to the Comparison Group. Grants may be awarded based on individual performance, assumption of new responsibilities, competitive data from the Comparison Group, employee retention efforts, and our overall financial performance, with due regard to the industry experience of each executive officer, and current market conditions. Consistent with our goal of aligning the financial interests of our Named Executive Officers with our long-term performance, the following Named Executive Officers received stock option grants during fiscal year 2006: James P. Scullion, Timothy G. Conley, Dr. Taher A. Elgamal, Daniel G. Greenberg, James J. Flatley, Denis M. Brotzel, and James W. Guthrie, with the amounts of the grants determined based on competitive data regarding the fair value of equity awards from the Comparison Group and current market conditions. In order to determine the number of stock options to be awarded, the Comparison Group data regarding the fair value of equity awards was compared to the fair value of our stock options using a Black-Scholes-Merton option-pricing model. All awards of stock options are made at the market price at the time of the award, which is equal to the closing price of our shares on the date of the grant.

Other Compensation

Other than as described above, we do not provide benefits to our key Named Executive Officers that are different than or in addition to those provided to our general employees.

Retirement Our Named Executive Officers are allowed to participate in our company-sponsored 401(k) retirement plan(s) on the same terms and conditions as our other employees. For the fiscal year ended December 31, 2006, Tumbleweed did not provide any matching funds to either its executive officers or its general employees.

Severance We have agreed to provide certain payments upon separation, subject to customary conditions, in order to be competitive in the market for executive talent. Our Named Executive Officers have Employment Contracts, Termination of Employment, and Change-in-Control Arrangements described more fully in the Summaries of Employment Agreements section of this Proxy Statement.

Indemnification Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed under Delaware law. We also have a director and officer indemnification policy. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act, and may therefore be unenforceable.

Section 162 Policy Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top Named Executive Officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” Awards granted under our 1999 Omnibus Stock Incentive Plan are intended to constitute qualified performance-based compensation eligible for such exceptions, and we will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements. We do not expect that amounts of compensation paid to our Named Executive Officers will fail to be deductible as a result of Section 162(m).

Chief Executive Officers’ Compensation

The Compensation Committee is responsible for reviewing and approving all aspects of compensation for our Chief Executive Officer as well as our other senior executives, including the Named Executive Officers. In the fiscal year ended December 31, 2006, our Board of Directors reviewed and approved the compensation for our prior Chief Executive Officer, who resigned on January 9, 2006. Our Board of Directors reviewed and approved his base salary and cash bonuses in accordance with our executive compensation policies and with due regard to his industry experience, competitive salary information, and current market conditions.

Our Board of Directors also reviewed and approved the total compensation package offered to and accepted by Mr. Scullion, our current Chief Executive Officer, as reflected in his employment agreement dated January 23, 2006. Our Board of Directors conducted its review in accordance with our executive compensation policies as described above. Our Board of Directors also considered competitive compensation data obtained from Radford Aon Consulting Inc., Mr. Scullion’s education and experience as an executive with other technology companies, including his service as Chief Executive Officer of ComnetiX, Inc. and as President and Chief Operating Officer at Identix Inc., and Mr. Scullion’s prior services with Tumbleweed as a director. Our Board of Directors determined that the total compensation package offered to Mr. Scullion was appropriate under prevailing market conditions and necessary to secure Mr. Scullion’s services.

Our prior Chief Executive Officer’s total compensation consisted of a base salary plus a variable cash bonus determined in accordance with performance. The variable bonus was based on our results during the last two quarters of the fiscal year ended December 31, 2005 and his individual performance with respect to meeting previously established performance objectives measured quarterly. In particular, the Compensation Committee assessed his performance against a broad range of leadership criteria, including: completing operational reviews and analysis, making certain presentations to our Board of Directors, completing our strategic plan and key action items, and hiring new key employees. Our Compensation Committee considered these factors in determining the terms of Mr. Brennan’s settlement and release agreement effective February 17, 2006.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(*)

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Compensation Committee

Christopher H. Greendale (Chairman)
James A. Heisch
Dr. Deborah D. Rieman

(*)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

EXECUTIVE OFFICER COMPENSATION

James P. Scullion, Chairman of the Board of Directors and Chief Executive Officer, is responsible for our vision, strategy and overseeing our operations. Before being appointed as Chairman and Chief Executive Officer of Tumbleweed in January 2006, Mr. Scullion served as President and Chief Executive Officer of ComnetiX, Inc. from January 2004 to January 2006. Prior to ComnetiX, Mr. Scullion was a strategic consultant to various companies from July 2002 to December 2003. Prior to becoming a consultant, Mr. Scullion held several leadership positions at Identix, Inc., where he served as President and Chief Operating Officer from April 1999 to June 2002, Executive Vice President from 1996 to April 1999, and Chief Financial Officer from 1990 to April 2001. Mr. Scullion has served on our Board of Directors since April 2003 and was Chairman of our Audit Committee from April 2003 to January 2006. Mr. Scullion also was a member of the Board of Directors of ComnetiX, Inc., a position he held from January 2004 to February 2007. Mr Scullion was also a member of the Board of Directors of Identix from 1998 to June 2002. Mr. Scullion holds a B.S. degree in Business Administration/Accounting from San Jose State University. Mr. Scullion is 51 years old.

Timothy G. Conley, Senior Vice President of Finance and Chief Financial Officer, is responsible for finance and administration. Prior to joining Tumbleweed in July 2003, Mr. Conley served as Vice President, Finance and Chief Financial Officer for Valicert, Inc. from January 2000 to June 2003 when it was acquired by us. Prior to joining Valicert, Mr. Conley was Vice President of Finance and Chief Financial Officer of Longboard, Inc., a provider of telecommunications systems, from September 1998 to January 2000. Mr. Conley holds a B.S. degree in Business Administration from Wisconsin State University and is a certified public accountant. Mr. Conley is 58 years old.

Dr. Taher A. Elgamal, Director and Chief Technology Officer, is responsible for our technical direction, engineering, professional services, hardware operations, and for driving innovative research and development initiatives for us. Dr. Elgamal has served on our Board of Directors since July 2003. Prior to joining Tumbleweed in October 2006, Dr. Elgamal served as Chairman and Chief Executive Officer of Ektasis, Inc. from April 2005 to September 2006. Prior to joining Ektasis, Inc., Dr. Elgamal was a founder, Chairman and Chief Technology Officer of Securify, Inc. from June 1998 to March 2005. Prior to founding Securify, Inc., Dr. Elgamal served as the Chief Scientist at Netscape, Inc. from April 1995 to June 1998. Dr. Elgamal has also served on the Board of Directors of Phoenix Technology, RSA Security, and Valicert, Inc. Dr. Elgamal holds B.S. in Electrical Engineering from Cairo University and a Ph.D. and M.S. in Computer Science from Stanford University. Dr. Elgamal is 51 years old.

Daniel G. Greenberg, Chief Marketing Officer, is responsible for market expansion strategy, product management, and increasing our global brand awareness. Prior to joining Tumbleweed in April 2006, Mr. Greenberg was Vice President of Worldwide Marketing and Product Management at Macrovision’s software technology group from January 2003 to November 2005. Mr. Greenberg worked as an independent marketing consultant from November 2005 to April 2006 and from April 2002 to January 2003. From March 1998 to April 2002, Mr. Greenberg was a founder and Vice President of Marketing and Product Management at Active Decisions. From January 1996 to February 1998, Mr. Greenberg was Vice President of Global Marketing for ACNielsen. Mr. Greenberg held strategic marketing positions with Dun & Bradstreet from September 1992 to December 1995. From October 1987 to July 1990, he was a marketing consultant with John Morton Company. Mr. Greenberg holds an M.B.A. with honors from University of Chicago Graduate School of Business, and a B.A. in Economics from Oberlin College. Mr. Greenberg is 41 years old.

There are no family relationships among any of our directors and Named Executive Officers.

2006 SUMMARY COMPENSATION TABLE

The following table provides information on the compensation earned during the year ended December 31, 2006 for (i) all individuals that served as Chief Executive Officer and Chief Financial Officer at any time during the fiscal year ended December 31, 2006; (ii) the three most highly compensated executive officers who were serving as executive officers whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2006 and who were serving as executive officers as of December 31, 2006, and (iii) up to two additional former executive officers who no longer serve as executive officers but whose total compensation over the fiscal year would put them in the three most highly compensated executive officers whose salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2006. These eight individuals are referred to in this Proxy Statement as the “Named Executive Officers.”

Name and Principal Position	Salary ($)	Bonus ($)	Option Awards(9) ($)	Non-Equity Incentive Plan Compensation(10) ($)	All Other Compensation (Severance)(11) ($)	Total ($)
James P. Scullion Chairman of the Board of Directors and Chief Executive Officer(1)	335,417	21,875	4,029,075	175,000	—	4,561,367

Timothy G. Conley Senior Vice President of Finance and Chief Financial Officer(2)	220,000	—	172,210	102,300	—	494,510

Daniel G. Greenberg Chief Marketing Officer(3)	210,000	—	1,004,200	91,287	—	1,305,487

Dr. Taher A. Elgamal Director and Chief Technology Officer(4)	112,010	—	1,666,208	37,500	—	446,443

James J. Flatley Former Executive Vice President of Worldwide Sales(5)	141,351	200,000	1,438,275	—	—	1,779,626

Denis M. Brotzel Former Senior Vice President of Worldwide Sales(6)	118,846	—	172,210	101,614	125,000	517,670

James W. Guthrie Former Executive Vice President, Products(7)	218,760	—	172,210	87,032	41,669	519,671

Craig D. Brennan Former Chairman of the Board of Directors and Chief Executive Officer(8)	22,049	—	—	—	95,501	117,550

(1)	Mr. Scullion was appointed Chief Executive Officer effective January 17, 2006.

(2)	Mr. Conley was Chief Financial Officer of Valicert, Inc. prior to its acquisition by us, and became our Chief Financial Officer in July of 2003.

(3)	Mr. Greenberg was appointed Chief Marketing Officer effective April 2, 2006.

(4)	Dr. Elgamal was appointed Chief Technology Officer effective October 1, 2006.

(5)	Mr. Flatley was appointed Executive Vice President of Worldwide Sales effective July 25, 2006 and served in this capacity until his resignation, December 31, 2006.

(6)	Mr. Brotzel was appointed as an executive officer in the capacity of Senior Vice President of Worldwide Sales effective May 5, 2004 and served in this capacity until his resignation on August 28, 2006. In connection with his resignation, Mr. Brotzel received a severance payment of $125,000, which was paid out over the course of the last four months of 2006. Per Mr. Brotzel’s separation and release agreement, the vesting of 36,063 options to purchase our common stock held by Mr. Brotzel was accelerated and such options were exercisable for 180 days following Mr. Brotzel’s resignation.

(7)	Mr. Guthrie served as an Executive Vice President of Products from September 11, 2005 until termination of his employment on October 13, 2006.

(8)	Mr. Brennan served as Chairman of the Board of Directors and Chief Executive Officer from June 30, 2005 until his resignation on January 9, 2006. In connection with his resignation, Mr. Brennan received a severance payment of $95,501 in February 2006, and was eligible for reimbursement for certain COBRA expenses incurred to maintain coverage under our health insurance plans subject to COBRA through December 31, 2006.

(9)	The amounts reported represent the dollar amount of stock option awards recognized as compensation costs for financial statement reporting purposes (excluding any reduction for estimated forfeitures) in accordance with of Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (“SFAS 123R”). These amounts include expense recognized for grants made during the fiscal year ended December 31, 2006 and for similar awards made in prior years, but which were not completely vested prior to January 1, 2006. See Note [2] of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a discussion of the assumptions used to calculate the grant-date fair value of stock option awards and the related stock-based compensation expense in accordance with SFAS 123R.

(10)	The amounts reported represent the cash awards earned for performance under the executive officers’ non-equity incentive pans during the fiscal year ended December 31, 2006. For more information, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

(11)	The amounts reported represent severance benefits paid.

SUMMARIES OF EMPLOYMENT AGREEMENTS

James P. Scullion

On January 23, 2006, we executed an employment agreement (the “Employment Agreement”) with Mr. Scullion in connection with Mr. Scullion’s appointment as our Chief Executive Officer. According to the terms of the Employment Agreement, Mr. Scullion is entitled to a base salary of $350,000 on an annualized basis, and is eligible for a quarterly performance bonus with an annual target amount equivalent to 50% of Mr. Scullion’s base salary. The actual bonus payout is based upon achievement of mutually agreed upon performance objectives and generally is weighted so that fifty percent of the target amount is based on our overall financial performance and fifty percent based on the achievement of specific operational objectives. Additionally, pursuant to the terms of the Employment Agreement, Mr. Scullion received an option to purchase 2,250,000 shares of our common stock, with 20% of the options vesting immediately on the date of grant, and the remainder vesting in equal installments during the 38 months thereafter and contingent upon Mr. Scullion’s continued employment with us on the applicable vesting dates. The Employment Agreement also provides that if Mr. Scullion is terminated from his position as Chief Executive Officer for any reason other than “cause” (as defined therein), death or disability, or Mr. Scullion terminates his employment as Chief Executive Officer following a “constructive termination” (as defined therein), he will be entitled to: (i) continuation of his then-current base salary for one year; (ii) continued vesting of his then-outstanding stock options for one year; and (iii) continuation of his health benefits for one year. Further, if a “change of ownership control” (as defined therein) occurs during Mr. Scullion’s tenure as Chief Executive Officer, and within twelve months either Mr. Scullion’s employment is terminated or a “constructive termination” occurs, he will be entitled to: (i) continuation of his then-current base salary for one year; (ii) acceleration and immediate vesting of 100% of his then-outstanding stock options; and (iii) continuation of his health benefits for one year. If a “change of ownership control” occurs during the first two years of Mr. Scullion’s employment, he will also be eligible for certain reimbursement of personal income taxes, called a “tax gross-up payment.” If Mr. Scullion’s employment is terminated due to Mr. Scullion’s death or “disability” (as defined therein), then, subject to a release of claims by Mr. Scullion or his estate in a form reasonably satisfactory to us, he or his estate will be entitled, at our option to be exercised within 30 days after such termination, to either: (i) continuation for a period of one year of the vesting of Mr. Scullion’s then-outstanding stock options, or (ii) one year’s acceleration of the vesting of Mr. Scullion’s then-outstanding stock options.

Timothy G. Conley

On April 28, 2006, we executed an amendment (the “Amendment”) with Mr. Conley to Mr. Conley’s original employment agreement with us dated July 7, 2003. According to the terms of the Amendment, Mr. Conley is entitled to a base salary of $220,000 on an annualized basis and is eligible for a quarterly performance bonus with an annual target amount equivalent to 50% of Mr. Conley’s base salary. The actual bonus payout is based upon achievement of mutually agreed upon performance objectives and generally is weighted so that fifty percent of the target amount is based on our overall financial performance and fifty percent based on the achievement of specific departmental objectives in Mr. Conley’s areas of responsibilities. The Amendment also provides that if Mr. Conley is terminated from his position as Chief Financial Officer for any reason other than “cause” (as defined therein), death or disability, or Mr. Conley terminates his employment as Chief Financial Officer following a “constructive termination” (as defined therein), then, subject to a release of claims by Mr. Conley in a form reasonably satisfactory to us, he will be entitled to: (i) continuation of his then-current base salary for nine months; (ii) continued vesting of his then-outstanding stock options for nine months; and (iii) continuation of his health benefits for nine months. Further, if a “change of ownership control” (as defined therein) occurs during Mr. Conley’s tenure as Chief Financial Officer, and within six months thereafter either Mr. Conley’s employment is terminated other than for “cause” (as defined therein) or Mr. Conley terminates his employment as Chief Financial Officer following a “constructive termination” (as defined therein), then, subject to a release of claims by Mr. Conley in a form reasonably satisfactory to us, (i) 100% of Mr. Conley’s then-outstanding stock options will accelerate and vest immediately, (ii) payment of Mr. Conley’s base salary will continue for twelve months and (iii) Mr. Conley will be entitled to reimbursement of the costs of COBRA coverage for twelve months. If Mr. Conley’s employment is terminated due to Mr. Conley’s death or “disability” (as defined therein), then, subject to a release of claims by Mr. Conley or his estate in a form reasonably satisfactory to us, he or his estate will be entitled to: (i) continuation of his then-current base salary for six months; and (ii) as determined by us, either (a) continued vesting of his then-outstanding stock options for six months or (b) six month’s acceleration of the vesting his then-outstanding stock options.

Daniel G. Greenberg

On April 3, 2006 we announced the appointment of Mr. Greenberg as our Chief Marketing Officer. According to the terms of the offer letter we executed with Mr. Greenberg, Mr. Greenberg is entitled to a base salary of $250,000 on an annualized basis and is eligible for a quarterly performance bonus with an annual target amount equivalent to 50% of Mr. Greenberg’s base salary. The actual bonus payout is based upon achievement of mutually agreed upon performance objectives and generally is weighted so that fifty percent of the target amount is based on our overall financial performance and fifty percent based on the achievement of specific marketing objectives. Additionally, Mr. Greenberg was granted stock options to purchase 500,000 shares of our common stock vesting ratably over a period of four years at a rate equal to 1/48th per month. The offer letter also provides that if Mr. Greenberg is terminated from his position as Chief Marketing Officer for any reason other than “cause” (as defined therein), death or disability, or Mr. Greenberg terminates his employment as Chief Marketing Officer following a “constructive termination” (as defined therein), then, subject to a release of claims by Mr. Greenberg in a form reasonably satisfactory to us, he will be entitled to: (i) continuation of his then-current base salary for nine months; (ii) continued vesting of his then-outstanding stock options for nine months; and (iii) continuation of his health benefits for nine months. Further, if a “change of ownership control” (as defined therein) occurs during Mr. Greenberg’s tenure as Chief Marketing Officer, and within six months thereafter either Mr. Greenberg’s employment is terminated other than for “cause” or a “constructive termination” (as defined therein) occurs, then, subject to a release of claims by Mr. Greenberg in a form reasonably satisfactory to us, 100% of Mr. Greenberg’s then-outstanding stock options will accelerate and vest immediately. Mr. Greenberg is also eligible to participate in our standard benefits program including medical, dental and vision insurance, life and disability insurance, and participation in our 401(k) Plan.

Dr. Taher A. Elgamal

On October 3, 2006, we announced the appointment of Dr. Taher A. Elgamal as our Chief Technology Officer. In connection with the appointment, we executed an offer letter with Dr. Elgamal dated October 1, 2006. According to the terms of the offer letter, Dr. Elgamal is entitled to a base salary of $300,000 per year on an annualized basis and a quarterly performance bonus with an annual target amount of $150,000. The actual bonus payout is based upon achievement of mutually agreed upon performance objectives and generally is weighted so that fifty percent of the target amount is based on our overall financial performance and fifty percent based on the achievement of specific departmental objectives in Dr. Elgamal’s areas of responsibilities. Additionally, Dr. Elgamal was granted stock options to purchase 750,000 shares of our common stock subject to monthly vesting over a four-year period at a rate equal to one forty-eighth (1/48th) per month. The offer letter provides that if Dr. Elgamal is terminated for any reason other than “cause” (as defined therein), death or “disability” (as defined therein), or if Dr. Elgamal terminates his employment following a “constructive termination” (as defined therein), then, subject to a release of claims by Dr. Elgamal in a form reasonably satisfactory to us, he will be entitled to: (i) continuation of his then-current base salary for nine months; (ii) continued vesting of his then-outstanding stock options for nine months; and (iii) continuation of his health benefits for a period of nine months, or, at our option, reimbursement of his COBRA premiums for a period of nine months (together, the “Severance Benefits”). Further, if a “change of ownership control” (as defined therein) occurs during Dr. Elgamal’s tenure as Chief Technology Officer, and within six months thereafter either Dr. Elgamal’s employment is terminated other than for “cause” or he is subject to a “constructive termination” (as defined therein), then, in addition to the Severance Benefits and subject to a release of claims by Dr. Elgamal in a form reasonably satisfactory to us, 100% of Dr. Elgamal’s then-outstanding stock options will accelerate and vest immediately. Dr. Elgamal is also eligible to participate in our standard benefits program including medical, dental and vision insurance, life and disability insurance, and participation in our 401(k) plan.

Denis M. Brotzel

On August 30, 2006, we executed a separation and release agreement (the “Agreement”) with Mr. Brotzel, which included a full waiver and release of all claims against us in connection with his resignation as Senior Vice President, Worldwide Sales. The Agreement provided that Mr. Brotzel would remain in an advisory role to us until January 31, 2007 and would receive a lump sum payment of $59,251 and eight monthly payments of $15,625, each in accordance with our regular monthly payroll practices. In addition, pursuant to the Agreement, the vesting of 36,063 options to purchase our common stock held by Mr. Brotzel was accelerated and such options were exercisable for 180 days following Mr. Brotzel’s resignation.

James W. Guthrie

Effective October 2, 2006, Mr. Guthrie’s employment as our Executive Vice President, Products was terminated. Pursuant to the terms of his employment agreement dated August 24, 2005, upon Mr. Guthrie’s termination of employment with us, he was to continue to be paid his base salary of $250,000 for a period of twelve months and 100,000 unvested options held by Mr. Guthrie were to continue vesting for a year. In addition, Mr. Guthrie’s health benefits will continue for twelve months from the date of termination.

James J. Flatley

On December 13, 2006, Mr. Flatley gave notice of his resignation from the position of Executive Vice President of Worldwide Sales, effective as of December 31, 2006. In accordance with the terms of Mr. Flatley’s

July 25, 2006 offer letter with us, Mr. Flatley was not entitled to receive any severance or any other benefits upon his resignation. While employed with us, pursuant to the offer letter, Mr. Flatley was entitled to a base salary of $300,000 per year on an annualized basis, a one-time bonus payment of $200,000, and, beginning January 1, 2007, a quarterly performance bonus with an annual target amount of $250,000 based on performance milestones. Additionally, Mr. Flatley was granted options to purchase 750,000 shares of our common stock subject to vesting, whereby 25% of the options would vest upon completion of one year of employment with us and the remaining options would vest monthly thereafter over a three-year period, subject to continued employment with us.

Craig D. Brennan

Effective February 17, 2006, Mr. Brennan entered into a settlement and release agreement (the “Agreement”) with us in connection with his resignation as Chairman of the Board of Directors and Chief Executive Officer. Pursuant to the terms of the settlement and release agreement, in exchange for a waiver and release of claims by Mr. Brennan, we agreed to pay Mr. Brennan a lump sum of $95,501 and to reimburse him for specified COBRA costs incurred up to December 31, 2006. Pursuant to the terms of the settlement and release agreement, we also agreed to waive all potential claims against Mr. Brennan.

Limitation of Liability and Indemnification

Our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law; or

•	for any transaction from which the director derives an improper personal benefit.

Our Certificate of Incorporation and Bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise. We have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into agreements to indemnify our directors and Named Executive Officers in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of our directors and Named Executive Officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and Named Executive Officers.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 2006 to the Named Executive Officers.

In the fiscal year ended December 31, 2006, we granted options to purchase up to an aggregate of 6,523,461 shares to employees and directors pursuant to the following plans: Tumbleweed Communications Corp. 1999 Omnibus Stock Incentive Plan, as amended; 2000 NSO Incentive Stock Plan; and Valicert, Inc. 1998 Stock Plan. All of these options were granted at exercise prices equal to the fair market value of our common stock on the date of grant and have a term of ten years. Our shares generally either vest over four years, with 25% of the option shares vesting one year after the option grant date, or vest ratably each month over four years beginning on the option grant date.

Name	Grant Date	The Date of the Board Meeting(1)	All Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
James P. Scullion Chairman of the Board of Directors and Chief Executive Officer	01/14/06	01/13/06	2,250,000	(2)	2.61	4,029,075

Timothy G. Conley Senior Vice President of Finance and Chief Financial Officer	01/18/06	—	100,000	(3)	2.51	172,210

Daniel G. Greenberg Chief Marketing Officer	04/02/06	03/31/06	500,000	(4)	2.99	1,004,200

Dr. Taher A. Elgamal Director and Chief Technology Officer	06/30/06 06/09/06 10/01/06	09/29/06	125,000 30,000 750,000	(5)	2.85 2.86 2.82	239,300 57,633 1,369,275

James J. Flatley Former Executive Vice President of Worldwide Sales(6)	07/25/06	—	750,000		2.90	1,438,275

Denis M. Brotzel Former Senior Vice President of Worldwide Sales(7)	01/18/06	—	100,000		2.51	172,210

James W. Guthrie Former Executive Vice President, Products(8)	01/18/06	—	100,000		2.51	172,210

Craig D. Brennan Former Chairman of the Board and Chief Executive Officer(9)	—	—	—		—	—

(1)	If different from the grant date.

(2)	Option award was granted to Mr. Scullion upon his appointment as our Chief Executive Officer in accordance with Mr. Scullion’s Employment Contract. 20% of the shares subject to the option vested on the grant date and the remaining shares are vesting ratably on a monthly basis over 38 months.

(3)	Option award was granted to Mr. Conley as a retention tool to add incentive for Mr. Conley to remain employed with us as we transitioned to our new Chief Executive Officer. 100% of the grant of the shares subject to the option vested on the first annual anniversary date of the vesting start date.

(4)	Option award was granted to Mr. Greenberg upon his appointment as our Chief Marketing Officer in accordance with Mr. Greenberg’s Employment Contract. One forty-eighth (1/48th) of the shares subject to the option vested on the first monthly anniversary date of the vesting start date and thereafter one forty-eighth (1/48th) of the shares subject to the option are vesting each month, so the entire option will have vested in full after four years.

(5)	Option award was granted to Dr. Elgamal upon his appointment as our Chief Technology Officer in accordance with Dr. Elgamal’s Employment Contract. One forty-eighth (1/48th) of the shares subject to the option vested on the first monthly anniversary date of the vesting start date and thereafter one forty-eighth (1/48th) of the shares subject to the option are vesting each month, so the entire option will have vested in full after four years.

(6)	Option award was granted to Mr. Flatley upon his appointment as our Executive Vice President of Worldwide Sales effective July 25, 2006 in accordance with Mr. Flatley’s Employment Contract. Mr. Flatley resigned effective December 31, 2006. Prior to Mr. Flatley’s resignation, one fourth (1/4th) of the shares subject to the option were to vest on the first annual anniversary date of the vesting start date and thereafter one forty-eighth (1/48th) of the shares subject to the option were vesting each month. None of Mr. Flatley’s shares subject to the option vested as of the date of his resignation.

(7)	Mr. Brotzel was appointed Senior Vice President of Worldwide Sales effective May 5, 2004 and served in this capacity until his resignation on August 28, 2006. Option award was granted to Mr. Brotzel as a retention tool to add incentive for Mr. Brotzel to remain employed with us as we transitioned to our new Chief Executive Officer. 100% of the grant of the shares subject to the option was to vest on the first annual anniversary date of the vesting start date. None of these shares subject to the option vested as of the date of Mr. Brotzel’s resignation.

(8)	Mr. Guthrie served as an Executive Vice President, Products from September 11, 2005 until termination of his employment on October 13, 2006. Option award was granted to Mr. Guthrie as a retention tool to add incentive for Mr. Guthrie to remain employed with us as we transitioned to our new Chief Executive Officer. 100% of the grant of the shares subject to the option was to vest on the first annual anniversary date of the vesting start date. None of these shares subject to the option vested as of the date of Mr. Guthrie’s resignation.

(9)	Mr. Brennan served as Chairman of the Board of Directors and Chief Executive Officer from June 30, 2005 until his resignation on January 9, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Vesting Schedule	Option Expiration Date
Name	Exercisable	Unexercisable
James P. Scullion Chairman of the Board of Directors and Chief Executive Officer	40,625 24,167 11,875 7,500 971,053	12,500 15,833 25,000 7,500 1,278,947	1.24 2.93 2.38 3.36 2.61	A B B B C	04/10/13 07/20/14 06/10/15 12/16/14 01/14/16

	1,055,220	1,339,780

Timothy G. Conley Senior Vice President of Finance and Chief Financial Officer	15,400 23,100 223,365 21,135 33,688 100,000 10,000 — 7,700 9,625 64,166	— — 38,135 — 4,812 — — 100,000 — — —	6.88 2.99 2.70 0.73 2.53 4.80 2.96 2.51 5.97 8.28 12.86	D G B D B B E F G G H	07/17/11 03/04/12 07/07/13 12/12/12 06/23/13 06/02/14 10/21/14 01/18/16 04/27/11 02/28/11 02/03/10

	508,179	142,947

Daniel G. Greenberg Chief Marketing Officer	83,333	416,667	2.99	B	04/02/16

Dr. Taher A. Elgamal Director and Chief Technology Officer	3,850 18,125 62,500 7,700 36,599 3,750 11,250 115,313 3,850 4,235	— 11,875 62,500 — 713,401 26,250 18,750 19,687 — —	6.88 2.93 2.85 25.32 2.82 2.86 2.38 2.70 1.79 0.73	E B E I B B B A G D	07/17/11 07/20/14 06/30/16 07/24/10 10/01/16 06/09/16 06/10/16 07/07/13 05/29/12 12/12/12

	267,172	852,463

James J. Flatley Former Executive Vice President of Worldwide Sales	—	—	—	—	—

Denis M. Brotzel Former Senior Vice President of Worldwide Sales	223,958 100,000 10,000 2,139 2,566 1,283 2,117 7,835	— — — — — — — —	2.53 4.80 2.87 23.38 25.32 5.97 6.05 1.2208	J B E H B L L K	06/23/13 06/02/14 01/14/15 04/13/10 07/24/10 04/27/11 06/25/11 07/15/12

	349,898	—

James W. Guthrie Former Executive Vice President, Products	125,000	275,000	3.52	A	09/11/15

Craig D. Brennan Former Chairman of the Board of Directors and Chief Executive Officer	—	—	—	—	—

A	—one fourth (1/4th) of the shares subject to the option shall vest on the first annual anniversary date of the vesting start date and thereafter one forty-eighth (1/48th) of the shares subject to the option each month, so the entire option will have vested in full after four years.

B	—one forty-eighth (1/48th) of the shares subject to the option shall vest on the first monthly anniversary date of the vesting start date and thereafter one forty-eighth (1/48th) of the shares subject to the option shall vest each month, so the entire option will have vested in full after four years.

C	—20% of the shares subject to the option shall vest on the grant date and the remaining shares shall vest ratably on a monthly basis over 38 months.

D	—one thirty-sixth (1/36th) of the shares subject to the option shall vest on the day of the grant and thereafter one thirty-sixth (1/36th) of the shares subject to the option shall vest each month, so that the entire option shall vest in 35 months. Pursuant to the acquisition of Valicert Inc. by us, the remaining unvested options as of June 23, 2003 vested immediately on that date.

E	—one twelfth (1/12th) of the shares subject to the option shall vest on the first monthly anniversary date of the vesting start date and thereafter one twelfth (1/12th) of the shares subject to the option each month, so the entire option will have vested in full after one year.

F	—100% of the shares subject to the option shall vest on the first annual anniversary date of the vesting start date.

G	—one forty-eighth (1/48th) of the shares subject to the option shall vest on the day of the grant and thereafter one forty-eighth (1/48th) of the shares subject to the option shall vest each month, so the entire option will have vested in full after 47 months.

H	—3.33% of the shares subject to the option shall vest after six months from the vesting start date and the remaining shares subject to the option shall vest ratably each month, so the entire option will have vested in full after 47 months.

I	—one thirty-sixth (1/36th) of the shares subject to the option shall vest on the first monthly anniversary date of the vesting start date and thereafter one thirty-sixth (1/36th) of the shares subject to the option each month, so the entire option will have vested in full after three years.

J	—one forty-eighth (1/48th) of the shares subject to the option shall vest on the first monthly anniversary date of the vesting start date and thereafter one forty-eighth (1/48th) of the shares subject to the option shall vest each month, so the entire option will have vested in full after four years. On August 30, 2006, we executed a separation and release agreement with Mr. Brotzel. Pursuant to this agreement, vesting was accelerated for 31,250 of the shares subject to the option.

K	—one forty-eighth (1/48th) of the shares subject to the option shall vest on the day of the grant and thereafter one forty-eighth (1/48th) of the shares subject to the option shall vest each month, so the entire option will have vested in full after 47 months. On August 30, 2006, we executed a separation and release agreement with Mr. Brotzel. Pursuant to this agreement, vesting was accelerated for 4,813 of the shares subject to the option.

L	—one thirty-sixth (1/36th) of the shares subject to the option shall vest on the day of the grant and thereafter one thirty-sixth (1/36th) of the shares subject to the option shall vest each month, so that the entire option shall vest in 35 months.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2006.

Option Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)
James P. Scullion Chairman of the Board of Directors and Chief Executive Officer	—	—

Timothy G. Conley Senior Vice President of Finance and Chief Financial Officer	—	—

Daniel G. Greenberg Chief Marketing Officer	—	—

Dr. Taher A. Elgamal Director and Chief Technology Officer	—	—

James J. Flatley Former Executive Vice President of Worldwide Sales	—	—

Denis M. Brotzel Former Senior Vice President of Worldwide Sales	32,087	86,691

James W. Guthrie Former Executive Vice President, Products	—	—

Craig D. Brennan Former Chairman of the Board of Directors and Chief Executive Officer	—	—

(1)	Represents the gross number of shares acquired through the exercise of stock options.

(2)	Represents the value realized upon exercise of stock options and is calculated as the difference between (i) the actual sale price of common stock on the date and time of exercise multiplied by the number of options exercised, and (ii) the aggregate exercise price of the options exercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

How many shares of common stock do our directors, Named Executive Officers, and largest stockholders own?

The following table sets forth certain information regarding the ownership of our common stock as of April 13, 2007 by: (a) each current director and nominee for director; (b) each of the Named Executive Officers and individuals named in the section entitled “Summary Compensation Table” of this Proxy Statement; (c) all of our Named Executive Officers and directors as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address of each of the individuals named in this table is: c/o Tumbleweed Communications Corp., 700 Saginaw Dr., Redwood City, CA 94063.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares(2)	Percent of Total(3)
Empire Capital Partners, L.P.(6) 1 Gorham Island, Westport, CT 06880	5,000,000	9.9%

UBS AG(4) Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland	4,462,448	8.8%

Diker GP, LLC(5), 745 Fifth Avenue, Suite 1409, New York, NY 10151	4,117,789	8.2%

Columbia Wanger Asset Management, L.P.(7) 227 West Monroe Street, Suite 3000, Chicago, IL 60606	3,500,000	6.9%

Named Executive Officers and Directors:
James P. Scullion	1,362,660	2.7%
Timothy G. Conley	716,760	1.4%
Daniel G. Greenberg	157,562	*
Dr. Taher A. Elgamal	447,773	*
Jeffrey C. Smith	1,720,138	3.4%
Dr. Deborah D. Rieman	285,000	*
Christopher H. Greendale	297,083	*
James A. Heisch	2,500	*
Standish H. O’Grady	221,771	*
Kenneth R. Klein	246,042	*
Craig D. Brennan(8)	—	*
Denis M. Brotzel	10,000	*

James J. Flatley	—	*

James W. Guthrie	175,001	*

Total Named Executive Officers and Directors	5,642,290	11.2%
Total	22,722,527	45.1%

*	Less than 1% of the issued and outstanding shares of common stock.

(1)	Based upon information supplied by officers, directors or beneficial owners of more than five percent, as the case may be, and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Includes shares subject to options exercisable within 60 days of April 13, 2007 as presented in the table below; however, unless otherwise indicated these shares do not include any options awarded after April 13, 2007.

(3)	Applicable percentages are based on 50,427,209 issued and outstanding shares on December 31, 2006 adjusted as required by rules promulgated by the SEC.

(4)	Based on information contained in Schedule 13G/A, dated December 30, 2006, and filed with the SEC on February 20, 2007, jointly by UBS AG, UBS Americas Inc. and UBS Global Asset Management (Americas) Inc., in which UBS AG and UBS Americas Inc. each report beneficial ownership of 4,462.448 shares of Common Stock (consisting of 4,462.448 shares as to which it has shared dispositive power and 3,590,943 as to which it has sole voting power), and UBS Global Asset Management (Americas) Inc. reports that it is the beneficial owner of 4,347,448 shares of Common Stock (consisting of 4,347,448 shares as to which it has shared dispositive power and 3,475,943 as to which it has sole voting power)

(5)	Based on information contained in a Schedule 13G dated December 31, 2006 and filed jointly by Diker GP, LLC, Diker Management, LLC, Charles M. Diker and Mark N. Diker with the SEC on February 12, 2007, in which each of Diker Management, LLC, Charles M. Diker and Mark N. Diker report beneficial ownership of 4,117,789 shares of Common Stock (consisting of 4,117,789 shares as to which each has shared dispositive and shared voting powers), and Diker GP, LLC reports beneficial ownership of 3,854,042 shares of Common Stock (consisting of 3,854,042 shares as to which it has shared dispositive power and shared voting power).

(6)	Based on information contained in a Schedule 13G/A dated December 31, 2006, and filed jointly by Empire Capital Partners, L.P., Empire GP, L.L.C., Empire Capital Management, L.L.C., Scott A. Fine and Peter J. Richards with the SEC on February 14, 2007, in which each of Messrs. Fine and Richards report beneficial ownership of 5,000,000 shares of Common Stock (consisting of 5,000,000 shares as to which each has shared dispositive and shared voting powrs), and each of Empire Capital Partners, L.P. and Empire GP, L.L.C. report beneficial ownership of 2,374,363 shares of Common Stock (consisting of 2,374,363 shares as to which each has shred dispositive and shared voting powers), and Empire Capital Management, L.L.C. reports beneficial ownership of 2,625,637 shares of Common Stock (consisting of 2,625,637 shares as to which it has shared dispositive power and shared voting power).

(7)	Based on information contained in a Schedule 13G dated December 31, 2006 and filed by Columbia Wanger Asset Management, L.P. with the SEC on February 12, 2007, reporting beneficial ownership of 3,500,000 shares of Common Stock (consisting of 3,500,000 shares as to which it has sole dispositive power and sole voting power).

(8)	Mr. Brennan served as Chairman of the Board of Directors and Chief Executive Officer from June 30, 2005 until his resignation, January 9, 2006.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Named Executive Officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that a late Form 3 was filed on behalf of James Heisch; late Form 4s were filed on behalf of James J. Flatley, Kenneth R. Klein, Dr. Deborah D. Rieman and Christopher H. Greendale, each with respect to a stock option grant; two late Form 4s were filed on behalf of Standish O’Grady, one with respect to a stock option grant, and one with respect to a stock distribution from Granite Ventures, LLC; three late Form 4s were filed on behalf of Jeffrey C. Smith, each with respect to sales of Common Stock made on three dates and executed pursuant to a 10b5-1 Plan; and two late Form 4s were filed on behalf of Dr. Taher A. Elgamal, each with respect to a stock option grant.

Compensation of Directors

Our Board of Directors makes all decisions relating to the compensation of members of our Board of Directors. We reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as our directors. We currently do not pay cash fees to our directors for attendance at meetings or for their services as members of our Board of Directors. In July 2004, we adopted a program under which: (1) each non-employee director automatically receives an option to purchase 30,000 shares of common stock; (2) each non-employee director that serves on the Audit Committee automatically receives an option to purchase an additional 10,000 shares of common stock; and (3) each non-employee director that serves on the Compensation Committee automatically receives an option to purchase an additional 5,000 shares of common stock. All automatic grants will be made on the day following the Annual Meeting of Stockholders at the then-current fair market value and one forty-eighth (1/48th) of the shares subject to the option shall vest on the first monthly anniversary date of the vesting start date and thereafter one forty-eighth (1/48th) of the shares subject to the option each month, so the entire option will have vested in full after four years.

On June 30, 2005, in connection with Jeffrey C. Smith’s resignation from the role of Chief Executive Officer, we entered into a transition agreement providing for his continuation as a member of the Board and as a special advisor to the Chief Executive Officer until June 30, 2007. Pursuant to the terms of his transition agreement, Mr. Smith receives a salary of $100,000 annually in addition to the standard compensation provided to directors. In addition, Mr. Smith’s unvested stock options continue to vest, he and his dependents continue to participate in our employee benefit plans, and he continues to participate in the outstanding loan forgiveness program (the “Transition Consideration”). The transition agreement further provides that if a change of control occurs on or before June 30, 2007, Mr. Smith will receive all Transition Consideration that would otherwise accrue through June 30, 2007, and 100% of his outstanding equity awards will vest. After June 30, 2007, and so long as Mr. Smith continues to serve as a member of our Board of Directors, we will pay Mr. Smith $100,000 per year in addition to the standard compensation provided to directors and his stock options shall continue to vest in accordance with the plans under which they were granted.

2006 DIRECTOR COMPENSATION TABLE

Name	Date of Grant	Number of Shares Granted	Grant Date Fair Value of the Option Awards ($)	Exercise Price of Grant ($)
Dr. Deborah D. Rieman(1)	June 9, 2006	45,000	86,450	2.86
Standish H. O’Grady(2)	June 9, 2006 July 11, 2006	40,000 5,000	76,844 8,961	2.86 2.71
Kenneth R. Klein(3)	June 9, 2006	35,000	67,239	2.86
James A. Heisch(4)	June 30, 2006	200,000	382,880	2.85
Christopher H. Greendale(5)	June 9, 2006	45,000	86,450	2.86
Jeffrey C. Smith(6)	—	—	—	—

(1)	Aggregate number of option awards outstanding at December 31, 2006 is 345,000.

(2)	Aggregate number of option awards outstanding at December 31, 2006 is 275,000.

(3)	Aggregate number of option awards outstanding at December 31, 2006 is 300,000.

(4)	Aggregate number of option awards outstanding at December 31, 2006 is 200,000.

(5)	Aggregate number of option awards outstanding at December 31, 2006 is 365,000.

(6)	Aggregate number of option awards outstanding at December 31, 2006 is 702,720.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

We provide severance benefits to attract and retain executive talent in light of current market conditions. In the table that follows, payments and other benefits payable upon early termination and change in control situations are estimated out as if the terminations took place on December 31, 2006, given Named Executive Officers’ compensation levels as of such date. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. The amounts set forth below are estimates of the amounts that would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of such Named Executive Officers’ separation from us. Details regarding the nature of these payments and benefits can be found in the Summaries of Employment Agreements section of this Proxy Statement.

Name	Benefit	Termination w/o Cause or for Good Reason(1) ($)	Termination w/o Cause or for Good Reason Following a Change in Control(1) ($)	Death or Disability(1) ($)
James P. Scullion Chairman of the Board of Directors and Chief Executive	Severance Acceleration/continuation of vesting of outstanding stock	350,000	350,000	—
Officer	options Benefits Continuation “Tax Gross-Up Payment”	1,028,834 18,880 —	2,300,767 18,880 (2)	1,028,834 — —

Timothy G. Conley Senior Vice President of Finance and Chief Financial Officer	Severance Acceleration/continuation of vesting of outstanding stock	165,000	220,000	110,000
	options Benefits Continuation	246,465 8,538	246,465 11,384	237,216 —

Daniel G. Greenberg Chief Marketing Officer	Severance Acceleration/continuation of vesting of outstanding stock	187,500	—	—
	options Benefits Continuation	154,417 14,025	686,298 —	— —

Dr. Taher A. Elgamal Director and Chief Technology Officer	Severance Acceleration/continuation of vesting of outstanding stock	225,000	225,000	—
	options Benefits Continuation	402,249 14,128	1,430,390 12,982	— —

(1)	The valuation of the acceleration/continuation of vesting of outstanding stock options reported is calculated in accordance with Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment (“SFAS 123R”) (excluding any reduction for estimated forfeitures).

(2)	If a “change of ownership control” occurs during the first two years of Mr. Scullion’s employment, any payment or benefit Mr. Scullion would receive pursuant to this change of ownership control that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), would entitle Mr. Scullion to receive from us an additional “tax gross-up payment” in an amount that would fund the payment by Mr. Scullion of any Excise Tax on the “parachute payment”, as well as all income and employment taxes on the “tax gross-up payment”, any Excise Tax imposed on the “tax gross-up payment” and any interest or penalties imposed with respect to income and employment taxes imposed on the “tax gross-up payment”.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS(*)

The Audit Committee is comprised of three outside directors. After reviewing the qualifications of the current members of the committee, and any relationships they may have with Tumbleweed Communications Corp. that might affect their independence from Tumbleweed Communications Corp., the Board of Directors determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Marketplace Rules and of Rule 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements and that James A. Heisch qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a formal written charter, which is available on our website at www.tumbleweed.com under the caption “Corporate Governance” on the Investor Relations page

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with management and with our independent registered public accounting firm, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the registered public accounting firm’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Audit Committee

James A. Heisch (Chairman)
Standish H. O’Grady
Christopher H. Greendale

(*)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

AUDIT FEES AND PRE-APPROVAL POLICIES

The following table presents fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2005, respectively, and fees for audit-related services, tax services and all other services rendered by KPMG LLP for the fiscal years ended December 31, 2006 and 2005, respectively.

	2006	2005
Audit Fees	$665,000	$625,000
Audit-Related Fees	$-0-	$-0-
Tax Fees	$-0-	$-0-
All Other Fees	$-0-	$-0-

Total	$665,000	$625,000

As provided in its charter, our Audit Committee reviews, and in its sole discretion pre-approves, the independent registered public accounting firm’s annual engagement letter including proposed fees and all audit and non-audit services provided by the independent registered public accounting firm. All of the above services and estimates of the expected fees were reviewed and approved by our Audit Committee before the respective services were rendered. Our Audit Committee has considered the nature and amount of the fees billed by KPMG LLP and believes that provision of the services for activities unrelated to audit is compatible with maintaining KPMG LLP’s independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Either (i) our Audit Committee or, if circumstances warrant, (ii) a majority of independent, non-interested members of our Board of Directors reviews the material facts of potential related party transactions and either approve or disapprove of such transactions.

Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officers or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest other than: compensation arrangements, which are described above; and the transactions described below.

Gregory C. Smith, a brother of Tumbleweed director Jeffrey C. Smith, is a partner of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), which began providing legal services to us in July 1998. Total fees paid to Skadden Arps in 2006 were approximately $430,000 for matters relating to our corporate and securities matters, intellectual property, and litigation matters.

Curtis H. Smith, a brother of Tumbleweed director Jeffrey C. Smith, is a director at Savvian Advisors, LLC. Subsequent to December 31, 2006, we entered into an agreement with Savvian Advisors to provide financial advisement services to us related to potential strategic activities. Pursuant to this agreement, Savvian Advisors would receive a customary fee in the event that their financial advisement results in a strategic transaction. Mr. Curtis Smith was formerly a principal at First Albany Capital, which provided financial advisement services to Tumbleweed in 2004 related to the acquisition of Corvigo, Inc.

Director independence is discussed in the Corporate Governance and Board of Directors Matters section of this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process of “householding” potentially provides extra convenience for stockholders and cost savings for companies. Tumbleweed and some brokers household proxy materials, delivering a single proxy statement multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

By Order of the Board of Directors

Bernard J. Cassidy
Secretary

April 30, 2007

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2006 has been included within the package of materials sent to you.

TUMBLEWEED COMMUNICATIONS CORP. ATTN: NATALIE MELAMED

700 SAGINAW DRIVE REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Tumbleweed

Communications Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tumbleweed Communications Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

TMBWE1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TUMBLEWEED COMMUNICATIONS CORP.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

Vote On Directors

For All

For All Except

Withhold All

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors.

Nominees: (01) Dr. Taher A. Elgamal (02) Dr. Deborah D. Rieman (03) James P. Scullion

Vote On Proposal

For Against Abstain

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify selection of KPMG LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

PROXY

TUMBLEWEED COMMUNICATIONS CORP.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2007

The undersigned hereby appoints Bernard J. Cassidy and James J. MacDonald, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Tumbleweed Communications Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Tumbleweed Communications Corp. (the “Company”) to be held at the Company’s corporate offices located at

700 Saginaw Drive, Redwood City, California, on June 12, 2007 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for Proposal 1 and for Proposal 2 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

SEE REVERSE

SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE